As filed with the Securities and Exchange Commission on July 12, 2024

Registration No. 333-280650

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LUCID DIAGNOSTICS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-5488042
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

360 Madison Avenue, 25th Floor New York, New York 10017 (917) 813-1828	Lishan Aklog, M.D. Chairman and Chief Executive Officer 360 Madison Avenue, 25th Floor New York, New York 10017 (917) 813-1828
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David Alan Miller, Esq.

Eric T. Schwartz, Esq.

Graubard Miller
405 Lexington Avenue, 44th Floor
New York, New York 10174
Telephone: (212) 818-8800
Fax: (212) 818-8881

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus	Subject to Completion	Dated July 12, 2024

Lucid Diagnostics Inc.

72,355,496 Shares of Common Stock

This prospectus relates to the potential offer and sale from time to time of 72,355,496 shares of our common stock, par value $0.001 per share, by the selling stockholders identified in “Selling Stockholders” below.

In March 2024, we sold 44,285 shares of newly designated Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), in a private placement solely to accredited investors, at a purchase price of $1,000 per share, for aggregate gross proceeds to us of approximately $44.3 million. In May 2024, we sold approximately 11,634 shares of newly designated Series B-1 Convertible Preferred Stock, par value $0.001 per share (the “Series B-1 Preferred Stock” and, together with the Series B Preferred Stock, the “Preferred Stock”), in a private placement solely to accredited investors, at a purchase price of $1,000 per share, for aggregate gross proceeds to us of approximately $11.6 million. The shares of common stock offered by this prospectus consist of 72,355,496 shares issuable upon conversion of, and in payment of dividends on, the Preferred Stock. For more information, see “The Private Placement” below.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of our common stock offered by this prospectus. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The timing and amount of any sales are within the sole discretion of the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to its sale of shares. For more information, see “Plan of Distribution” below.

Our common stock is listed on the Capital Market of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “LUCD.” On July 11, 2024, the last reported sale price of our common stock was $0.856 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2024

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). Under this prospectus, the selling stockholders may, from time to time, sell the securities offered by them as described in this prospectus.

This prospectus incorporates by reference important information about us that is not included in or delivered with this document, as described in “Where You Can Find More Information” on page 15 of this prospectus and “Information Incorporated by Reference” on page 15 of this prospectus. We also may add information to, or update or change information contained in, this prospectus through a prospectus supplement or a post-effective amendment to the registration statement of which this prospectus forms a part. It is important for you to read and consider all of the information contained in or incorporated by reference in this prospectus, as so supplemented or amended, before making any decision whether to invest in our securities.

Neither we nor the selling stockholders have authorized anyone to provide you with any information other than that provided or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling stockholders can provide any assurance as to the reliability of any other information that others may give you. You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement, our business, financial condition, results of operations and prospects may have changed. Neither we nor the selling stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted.

MARKET AND INDUSTRY DATA

We obtained the market, industry and competitive position data used throughout this prospectus and the documents incorporated by reference in this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies and publicly available information, in addition to research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. In addition, while we believe the industry, market and competitive position data included or incorporated by reference in this prospectus are reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed and incorporated by reference in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

TRADEMARKS

We have proprietary rights to trademarks used in this prospectus and the documents incorporated by reference in this prospectus, including Lucid Diagnostics™, EsoGuard®, EsoCheck® and Collect+Protect™. Solely for our convenience, trademarks and trade names referred to in this prospectus and in the documents incorporated by reference in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name, or service mark of any other company appearing in this prospectus and the documents incorporated by reference in this prospectus is the property of its respective holder.

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NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTOR SUMMARY

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The statements contained in this prospectus and in the documents incorporated by reference in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future, such as our estimates regarding expenses, future revenue, capital requirements and needs for additional financing and our expectations regarding the time during which we will be an emerging growth company under the JOBS Act. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us and on a number of assumptions. There can be no assurance that our current expectations, beliefs and assumptions will prove correct. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond our control) that may cause actual developments and their effects on us to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors incorporated by reference or described in “Risk Factors,” including the following:

●	our limited operating history;

●	our financial performance, including our ability to generate revenue;

●	our ability to obtain regulatory approval for the commercialization of our products;

●	our ability of our products to achieve market acceptance;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	our potential ability to obtain additional financing when and if needed;

●	our ability to protect our intellectual property;

●	our ability to complete strategic acquisitions;

●	our ability to manage growth and integrate acquired operations;

●	the potential liquidity and trading of our securities;

●	regulatory and operational risks;

●	cybersecurity risks;

●	risks related to COVID-19 pandemic;

●	risks related to our relationship with PAVmed; and

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

Should one or more of these risks or uncertainties materialize, or should any of our expectations, beliefs and assumptions otherwise prove incorrect, actual developments and their effects on us, including our financial results, may vary in material respects from those expressed or implied in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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GLOSSARY

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Lucid,” “we,” “us,” “our” and similar terms refer to Lucid Diagnostics Inc., a Delaware corporation, and its subsidiaries. In addition, unless otherwise stated in this prospectus:

●	“510(k)” refers to a premarket notification, submitted to the FDA by a manufacturer pursuant to section 510(k) of the FDCA and 21 CFR § 807 subpart E, of its intent to market a non-exempt Class I or Class II medical device intended for human use, for which a PMA application is not required, to demonstrate that the device to be marketed is as safe and effective, that is, substantially equivalent to, a legally marketed device, commonly known as a “predicate”; and “510(k) clearance” refers to a determination by FDA under 21 CFR § 807.100 that a medical device has been found to be substantially equivalent to a legally marketed predicate device and can be marketed in the U.S.

●	“BE” refers to Barrett’s Esophagus, an esophageal precancer and complication of GERD in which surface cells lining the lower esophagus undergo precancerous metaplastic or dysplastic transformation from repeated exposure to stomach fluid, including acid, refluxing into the lower esophagus. BE can be nondysplastic or dysplastic. In nondysplastic BE, or “NDBE,” there is no dysplasia. In dysplastic BE, there is dysplasia, which can be early, low-grade dysplasia, or “LGD,” or advanced, high-grade dysplasia, or “HGD.”

●	“BE-EAC spectrum” refers to conditions along the pathologic spectrum from esophageal precancer to cancer involving surface cells of the esophagus, starting with early precancerous NDBE, which can progress to LGD, then to HGD, and then to EAC.

●	“CAP” refers to the College of American Pathologists.

●	“CE Mark” refers to “Conformité Européenne” Mark, a mark indicating that a product such as a medical device conforms to the essential requirements of the relevant European directive and may be marketed in European Economic Area (the European Union, Norway, Iceland, and Lichtenstein), Switzerland, and, until July 1, 2023, the United Kingdom; for medical devices and in vitro devices the relevant directives had been Medical Device Directive 93/42/EEC and In-Vitro Diagnostic Medical Devices Directive 98/79/EC, respectively, but have been or will soon be replaced by Regulation (EU) 2017/745 and Regulation (EU) 2017/746, respectively.

●	“CLIA” refers to the Clinical Laboratory Improvement Amendments of 1988 and associated regulations set forth in 42 CFR § 493, through which CMS regulates all non-research laboratory testing performed on humans in the U.S., including LDTs.

●	“CMS” refers to the U.S. Center for Medicare and Medicaid Services.

●	“Dysplasia” is a precursor to invasive cancer characterized by premalignant transformation which is confined to surface cells of the lining an organ and characterized by abnormal intracellular and architectural features on cytologic or histologic evaluation.

●	“EAC” refers to esophageal adenocarcinoma, the most common and highly lethal form of esophageal cancer which universally arises from BE.

●	“FDA” refers to the U.S. Food and Drug Administration.

●	“FDCA” refers to the U.S. Food, Drug, and Cosmetic Act as codified in 21 CFR.

●	“GERD” refers to gastroesophageal reflux disease, commonly known as chronic heart burn, acid reflux, or just reflux, a symptomatic or asymptomatic pathologic condition where dysfunction of the muscular valve between the stomach and esophagus allows stomach fluid, including acid, to inappropriately reflux into the lower esophagus.

●	“IVD” refers to an in vitro diagnostic product, defined by FDA as a reagent, instrument, or system intended for use in diagnosis of disease or other conditions; such a product is intended for use in the collection, preparation, and examination of specimens take from the human body and is a device as defined in the FDCA.

●	“LDT” or “laboratory developed test” refers to a diagnostic test, defined by FDA as “an IVD that is intended for clinical use and designed, manufactured and used within a single laboratory,” which is generally subject only to self-certification of analytical validity under the CMS CLIA program; FDA had historically exercised enforcement discretion with regard to premarket review of LDTs but intends to phase out this approach as described in “Prospectus Summary—Recent Developments” below.

●	“PAVmed” refers to PAVmed Inc., our parent company, which controls a majority of the voting power of our outstanding capital stock.

●	“PMA” refers to premarket approval, the most stringent FDA premarket medical device scientific and regulatory review process, codified in 21 CFR § 814, which, due to the risk associated with Class III devices, requires sufficient valid scientific evidence in addition to general and special controls to assure that it is safe and effective for its intended use(s).

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PROSPECTUS SUMMARY

This summary contains basic information about us and our business but does not contain all of the information that is important to your investment decision. You should read this summary together with the more detailed information contained elsewhere in this prospectus and the documents incorporated herein by reference before making an investment decision. Investors should carefully consider the information set forth and incorporated by reference in “Risk Factors” beginning on page 5.

Our Company

We are a commercial-stage medical diagnostics technology company focused on the millions of patients with GERD, also known as chronic heartburn, acid reflux or simply reflux, who are at risk of developing esophageal precancer and cancer, specifically highly lethal EAC.

We believe that our flagship product, the EsoGuard Esophageal DNA Test, performed on samples collected with the EsoCheck Esophageal Cell Collection Device, constitutes the first and only commercially available diagnostic test capable of serving as a widespread testing tool with the goal of preventing EAC deaths, through early detection of esophageal precancer in at-risk GERD patients.

EsoGuard is a bisulfite-converted targeted next-generation sequencing (NGS) DNA assay performed on surface esophageal cells collected with EsoCheck. It quantifies methylation at 31 sites on two genes, Vimentin (VIM) and Cyclin A1 (CCNA1). Analytical validation tests of EsoGuard demonstrated approximately 97% analytical sensitivity, 95% analytical specificity, approximately 98% analytical accuracy, and 100% inter-assay and intra-assay precision. Two independent clinical validation case control studies funded by the National Institute of Health utilized were performed using upper endoscopy with biopsies as the diagnostic comparator and confirmed EsoGuard accurately identifies BE. A pooled analysis of both studies demonstrated 84% sensitivity (95% confidence interval 76-90%), for detection of BE, and 86% specificity (95% confidence interval 81-91%). Positive predictive value and negative predictive value were calculated using a BE prevalence of 10.6% published in a meta-analysis of U.S patients with GERD. This resulted in a positive predictive value of approximately 42% and negative predictive value of around 98%.

EsoCheck is a 510(k) and CE Mark cleared noninvasive swallowable balloon capsule catheter device capable of sampling surface esophageal cells in a less than five-minute office procedure. It consists of a vitamin pill-sized rigid plastic capsule tethered to a thin silicone catheter from which a soft silicone balloon with textured ridges emerges to gently swab surface esophageal cells. When vacuum suction is applied, the balloon and sampled cells are pulled into the capsule, protecting them from contamination and dilution by cells outside of the targeted region during device withdrawal. We believe this proprietary Collect+Protect™ technology makes EsoCheck the only noninvasive esophageal cell collection device capable of such anatomically targeted and protected sampling.

EsoGuard and EsoCheck are based on patented technology licensed by Lucid from Case Western Reserve University. EsoGuard and EsoCheck have been developed to provide accurate, non-invasive, patient-friendly testing for the early detection of EAC and BE, including dysplastic BE and related pre-cursors to EAC in patients with chronic GERD.

Recent Developments

Business

Intercompany Agreements with PAVmed

On March 22, 2024, Lucid and PAVmed entered into an eighth amendment to the management services agreement between them to increase the monthly fee thereunder from $0.75 million per month to $0.83 million per month, effective as of January 1, 2024. The amendment also reset the maximum number of shares issuable under the agreement to 19.99% of the shares outstanding as of the date of the amendment.

On January 26, 2024, in accordance with the management services agreement and the payroll, benefits and expense reimbursement agreement between PAVmed and Lucid, PAVmed elected to receive payment of approximately $4.7 million of fees and reimbursements accrued under the agreements through the issuance of 3,331,771 shares of Lucid’s common stock.

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FDA Enforcement Discretion

In April 2024, FDA published the final rule under which FDA intends to phase out its general enforcement discretion approach for LDTs so that IVDs manufactured by a laboratory would generally fall under the same enforcement approach as other IVDs (the proposed rule was published in October 2023). In the final rule, FDA expanded the categories of LDTs that will be eligible for continued enforcement discretion, which categories include LDTs first marketed prior to May 6, 2024 and LDTs approved by New York State’s Clinical Laboratory Evaluation Program, or the “NYS CLEP.” As EsoGuard was marketed prior to the cutoff date, and is also NYS CLEP-approved, EsoGuard will remain under continued enforcement discretion from FDA’s premarket review requirements and quality systems requirements (except for record-keeping). As such, there is no immediate impact from the final rule on Lucid’s regulatory strategy.

Appointment of Dennis A. Matheis to Board of Directors

On May 6, 2024, the board of directors of the Company appointed Dennis A. Matheis as a Class A director of the Company. In connection with his appointment, the Company will be entering into its standard form of indemnification agreement with Mr. Matheis. In connection with his joining the board, Mr. Matheis received a grant of an option to acquire 241,500 shares of the Company’s common stock pursuant to the Company’s Amended and Restated 2018 Long-Term Incentive Equity Plan in accordance with the Company’s existing compensation policy for non-employee directors.

Nasdaq Notice

On June 21, 2024, we received a notice from the Nasdaq Listing Qualifications Department stating that, for the prior 30 consecutive business days (through June 20, 2024), the closing bid price of our common stock had been below the minimum of $1 per share required for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). The notification letter stated that we would be afforded 180 calendar days (until December 18, 2024) to regain compliance. In order to regain compliance, the closing bid price of our common stock must be at least $1 for a minimum of ten consecutive business days. The notification letter also stated that, in the event we do not regain compliance within the initial 180-day period, we may be eligible for an additional 180-day period. The Nasdaq notification has no effect at this time on the listing of our common stock, and the common stock will continue to trade uninterrupted under the symbol “LUCD”. We intend to consider all available options to regain compliance with the Nasdaq listing standards.

Financing

Series B Preferred Stock and Series B-1 Preferred Stock Offerings

In March 2024, we sold 44,285 shares of Series B Preferred Stock in a private placement solely to accredited investors, at a purchase price of $1,000 per share, for aggregate gross proceeds to us of approximately $44.3 million. In May 2024, we sold approximately 11,634 shares of Series B-1 Preferred Stock in a private placement solely to accredited investors, at a purchase price of $1,000 per share, for aggregate gross proceeds to us of approximately $11.6 million. For more information, see “The Private Placement” below.

Corporate Information

We were incorporated in Delaware on May 8, 2018. We are a subsidiary of PAVmed, which controls a majority of the voting power of our outstanding capital stock. Our corporate offices are located at 360 Madison Avenue, 25th Floor, New York, NY 10017, and our telephone number is (917) 813-1828. Our corporate website is www.luciddx.com. The information contained on or that can be accessed through our website is not incorporated by reference into this prospectus and you should not consider information on our website to be part of this prospectus or in deciding whether to purchase our securities.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with certain disclosure and other obligations that are applicable to public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), being able to take advantage of reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and being exempt from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reduced disclosure and other obligations until we are no longer an emerging growth company.

In addition, Section 107 of the Jumpstart Our Business Startups Act (the “JOBS Act”) provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised financial accounting standards.

We may remain an emerging growth company for up to five years, although we will lose that status as of the last day of the fiscal year in which we have more than $1.235 billion of revenues, have more than $700.0 million in market value of our common stock held by non-affiliates (assessed as of the most recently completed second quarter), or if we issue more than $1.0 billion of non-convertible debt over a three-year period.

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Risk Factor Summary

Our business is subject to numerous risks and uncertainties, as more fully described in “Risk Factors” beginning on page 5 and in Item 1A, “Risk Factors,” in our most recent annual report on Form 10-K, which is incorporated herein by reference. As a result, we may be unable, for many reasons, including those that are beyond our control, to implement our current business strategy and to become profitable. Those risks and uncertainties include the following:

Risks Associated with Our Financial Condition

●	We have incurred operating losses since our inception and may not be able to achieve profitability.

●	We have concluded there is substantial doubt of our ability to continue as a going concern and our independent registered public accounting firm’s report on our financial statements contains an explanatory paragraph describing our ability to continue as a going concern.

●	To raise capital, we have issued a significant amount of convertible securities under which we expect to issue a correspondingly significant amount of shares of our common stock upon conversion thereof. In addition, we may issue shares of our capital stock or debt securities in the future in order to raise capital to fund our operations. All of the foregoing would dilute the equity interest of our stockholders and might cause a change in control of our ownership.

●	We expect to need additional capital funding, which may be compounded by our obligations to our parent company, PAVmed, which requires its own additional capital funding.

Risks Associated with Our Business

●	Since we have a limited operating history, and have not generated any significant revenues to date, you will have little basis upon which to evaluate our ability to achieve our business objective.

●	Our products may never achieve market acceptance.

Risks Associated with Healthcare Regulation, Billing and Reimbursement, and Product Safety and Effectiveness

●	If private or governmental third-party payors do not maintain reimbursement for our products at adequate reimbursement rates, we may be unable to successfully commercialize our products which would limit or slow our revenue generation and likely have a material adverse effect on our business.

●	If our clinical studies do not satisfy providers, payors, patients and others as to the reliability and performance of our EsoGuard test and the EsoCheck device, or any other product or service we may develop and seek to commercialize, we may experience reluctance or refusal on the part of physicians to order, and third-party payors to pay for, such test.

●	Many aspects of our business, beyond the specific elements described above, are subject to complex, intertwined, costly and/or burdensome federal health care laws and regulations which may open to interpretation and be subject to varying levels of discretionary enforcement. If we fail to comply with these laws and regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

Risks Associated with Our Relationship with PAVmed

●	PAVmed owns a majority of our voting stock and thus it (or any successor to its stake in the Company), may control certain actions requiring a stockholder vote.

●	If PAVmed’s debt is accelerated due to its default under the terms thereof, PAVmed could cease to have voting control of the Company.

●	Certain conflicts of interest may arise between us and our affiliated companies, including PAVmed, and in some cases we have waived certain rights with respect thereto.

Risks Associated with Ownership of Our Common Stock

●	Nasdaq may in the future delist our common stock, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

●	Our stock price may be volatile, and holders of our common stock could incur substantial losses.

Risks Associated with the Offering

●	Investors who buy shares of common stock from the selling stockholders at different times will likely pay different prices.

●	A substantial number of shares of our common stock may be issued upon conversion of, and in payment of dividends on, the Preferred Stock, which could cause the price of our common stock to decline.

●	Sales of substantial amounts of our common stock by the selling stockholders, or the perception that these sales could occur, could adversely affect the price of our common stock.

●	Our outstanding options and convertible notes, along with the potential issuance of shares under our equity compensation plans and other arrangements, may have an adverse effect on the market price of our common stock.

●	Raising additional capital funding may result in substantial dilution to our stockholders or otherwise impair the value of our common stock.

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THE OFFERING

Issuer	Lucid Diagnostics Inc.

Common stock to be offered by the selling stockholders	72,355,496 shares(1)

Common stock outstanding prior to this offering	53,242,385 shares(2)(3)

Common stock outstanding after giving effect to the issuance of the shares offered hereby	125,597,881 shares(1)(2)(3)

Use of proceeds	We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

Risk factors	See “Risk Factors” beginning on page 5 of this prospectus and the other information included in or incorporated by reference into this prospectus for a discussion of the factors you should consider before making an investment decision.

Market for our common stock	Our common stock is currently traded on the Nasdaq Capital Market under the symbol “LUCD.”

(1)	This amount includes 72,355,496 shares of our common stock issuable upon conversion of, and in payment of dividends on, the Preferred Stock.

(2)	Based on 53,242,385 shares of our common stock outstanding as of June 30, 2024 (inclusive of shares of common stock underlying unvested restricted stock awards).

(3)	This amount does not include, as of June 30, 2024:

●	8,744,626 shares of our common stock that were issuable upon exercise of our outstanding stock options, at a weighted average exercise price of $1.70 per share; and

●	1,962,222 shares of our common stock that were issuable upon conversion of the Senior Secured Convertible Note issued by us in March 2023 (the “March 2023 Note”), assuming the principal of the March 2023 Note and interest thereon were converted in full on such date at the current fixed conversion price of $5.00 per share (without taking into account the beneficial ownership limitation set forth therein). The number of shares of common stock to be issued under the March 2023 Note may be substantially greater than this amount, if we make the amortization payments of principal and interest in shares of our common stock, because in such cases (and in certain other cases as described elsewhere in this proxy statement) the number of shares issued will be determined based on the then current market price (but in any event not more than fixed conversion price per share or less than a floor price). We cannot predict the market price of its common stock at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that ultimately may be issued under the March 2023 Note. In addition, the number of shares issued under the March 2023 Note may be substantially greater if we voluntarily lower the conversion price, which we are permitted to do pursuant to the terms thereof.

In addition, as of June 30, 2024, 768,595 shares of our common stock reserved for issuance, but not subject to outstanding stock-based equity awards, under its Amended and Restated 2018 Long-Term Incentive Equity Plan (the “2018 Plan,) and 395,886 shares of the Company’s common stock were reserved for issuance, but not yet issued, under its Employee Stock Purchase Plan (the “ESPP”). The number of shares available under the 2018 Plan will automatically increase on January 1st of each year, through (and including) January 1, 2032, in an amount equal to 6% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, unless our board of directors provides for a lesser amount. Similarly, the number of shares available for issuance under the ESPP will automatically increase on January 1st of each year, through (and including) January 1, 2032, in an amount equal to the lesser of (a) 2% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, and (b) 1,000,000 shares, unless our board of directors provides for a lesser amount.

Furthermore, (i) in March 2022, we entered into a committed equity facility with an affiliate of Cantor Fitzgerald & Co., pursuant to which the affiliate committed to purchase up to $50 million in shares of our common stock (of which $48.2 million remains as of June 30, 2024), from time to time at our request, at prices based on the current market price; (ii) in November 2022, we entered into an “at-the-market offering” for up to $6.5 million shares of our common stock (of which $6.2 million remains as of June 30, 2024), that may be offered and sold under a controlled equity offering agreement between us and Cantor Fitzgerald & Co., (iii) we are party to the management services agreement with PAVmed (which was amended most recently in March 2024), pursuant to which PAVmed may elect to receive payment of the monthly fee under the management services agreement in cash or in shares of our common stock, with such shares valued at a price based on the current market price; and (iv) in November 2022, we entered into a payroll and benefits expense reimbursement agreement with PAVmed, pursuant to which PAVmed will continue to pay certain payroll and benefit-related expenses on our behalf and we will reimburse PAVmed on a quarterly basis or at such other frequency as the parties may determine, in cash or, subject to approval by our board of directors and the board of directors of PAVmed, in shares of our common stock, or in a combination of cash and shares, with any such shares valued at a price based on the current market price.

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RISK FACTORS

Any investment in our common stock involves a high degree of risk. Before you make a decision to invest in our common stock, you are urged to read and carefully consider the risks and uncertainties relating to an investment in our company set forth below, together with all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. You should read and carefully consider the risks and uncertainties discussed under the item “Risk Factors” in our most recent annual report on Form 10-K and in any of our subsequent quarterly reports on Form 10-Q, as well as the other information in such reports and the risks, uncertainties and other information in the other documents we file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying base prospectus, as such reports and documents may be amended, supplemented or superseded from time to time by documents we subsequently file with the SEC. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Risks Associated with the Offering

Investors who buy shares of common stock from the selling stockholders at different times will likely pay different prices.

The selling stockholders may resell all, some or none of such shares at any time or from time to time in their sole discretion and at different prices. As a result, investors who purchase shares from the selling stockholders in this offering at different times will likely pay different prices for those shares, and so may experience different outcomes on their investment. Investors may experience a decline in the value of the shares they purchase from the selling stockholders in this offering as a result of future sales made by the selling stockholders at prices lower than the prices such investors paid for their shares in this offering.

A substantial number of shares of our common stock may be issued upon conversion of, and in payment of dividends on, the Preferred Stock, which could cause the price of our common stock to decline.

Each share of Preferred Stock is convertible at the option of the holder, from and after the six-month anniversary of its issuance, into such number of shares of our common stock equal to the number of shares to be converted, multiplied by the stated value of $1,000 per share, divided by the conversion price in effect at the time of the conversion. In addition, the Series B Preferred Stock will automatically convert into shares of our common stock on March 13, 2026 and the Series B-1 Preferred Stock will automatically convert into shares of our common stock on May 6, 2026. The conversion price is $1.2444 per share for the Series B Preferred Stock and $0.7228 per share for the Series B-1 Preferred Stock, subject to adjustment in each case in the event of stock splits, stock dividends, and similar transactions.

In addition, each holder of the Preferred Stock will be entitled to dividends payable as follows: (i) a number of shares of common stock equal to 20% of the number of shares of common stock issuable upon conversion of the Preferred Stock then held by such holder on March 13, 2025 (in the case of the Series B Preferred Stock) or May 6, 2025 (in the case of the Series B-1 Preferred Stock), and (ii) a number of shares of common stock equal to 20% of the number of shares of common stock issuable upon conversion of the Preferred Stock then held by such holder on March 13, 2026 (in the case of the Series B Preferred Stock) or May 6, 2026 (in the case of the Series B-1 Preferred Stock).

If the holders of the Preferred Stock had elected to convert the shares of Preferred Stock in full on June 30, 2024, we would have issued 51,682,496 shares of our common stock to the holders. If the holders of the Preferred Stock continue to hold all their shares of Preferred Stock through its automatic conversion date, we anticipate that we will issue 72,355,496 shares of our common stock to the holders, including shares issued in payment of dividends. Both the voluntary and automatic conversion of the Preferred Stock and the payment of dividends on the Preferred Stock are subject to certain beneficial ownership limitations and exchange limitations as described below. Despite these limitations, the issuance of these shares will dilute our other equity holders, which could cause the price of our common stock to decline.

Sales of substantial amounts of our common stock by the selling stockholders, or the perception that these sales could occur, could adversely affect the price of our common stock.

The sale by the selling stockholders of a significant number of shares of common stock could have a material adverse effect on the market price of our common stock. In addition, the perception in the public markets that the selling stockholders may sell all or a portion of their shares as a result of the registration of such shares for resale pursuant to this prospectus could also in and of itself have a material adverse effect on the market price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

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Our outstanding options and convertible notes, along with the potential issuance of shares under our equity compensation plans and other arrangements, may have an adverse effect on the market price of our common stock.

As of June 30, 2024, in addition to our outstanding shares of common stock and the shares issuable upon conversion of, and in payment of dividends on, the Preferred Stock: (i) 8,744,626 shares of the Company’s common stock were issuable upon exercise of the Company’s outstanding stock options, at a weighted average exercise price of $1.70 per share; and (ii) 1,962,222 shares of our common stock were issuable under the March 2023 Note, assuming the noteholder elected to convert the March 2023 Note in full on such date at the fixed conversion price of $5.00 per share (without taking into account the beneficial ownership limitation set forth therein). The number of shares of our common stock to be issued under the March 2023 Note may be substantially greater than this amount if we make the required amortization payments in shares of our common stock (or upon conversion of the principal and interest in certain other circumstances as described elsewhere in this prospectus), because in such event the number of shares to be issued will be determined based on the then current market price (but in any event not more than fixed conversion price per share or less than $0.30 per share). We cannot predict the market price of our common stock at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that ultimately may be issued under the March 2023 Note. However, assuming that all remaining amortization payments are made as scheduled in shares of common stock at a price equal to $0.30 per share, we estimate that we would issue an additional 32,703,700 shares to the noteholder. In addition, the number of shares issued under the March 2023 Note may be substantially greater if we voluntarily lower the conversion price, which we are permitted to do pursuant to the terms thereof.

In addition, as of June 30, 2024, 768,595 shares of our common stock reserved for issuance, but not subject to outstanding stock-based equity awards, under the 2018 Plan and 395,886 shares of our common stock were reserved for issuance, but not yet issued, under the ESPP. The number of shares available under the 2018 Plan will automatically increase on January 1st of each year, through (and including) January 1, 2032, in an amount equal to 6% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, unless the Board provides for a lesser amount. Similarly, the number of shares available for issuance under the ESPP will automatically increase on January 1st of each year, through (and including) January 1, 2032, in an amount equal to the lesser of (a) 2% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, and (b) 1,000,000 shares, unless the Board provides for a lesser amount.

Furthermore, (i) in March 2022, we entered into a committed equity facility with a Cantor affiliate, pursuant to which the affiliate committed to purchase up to $50 million in shares of our common stock (of which $48.2 million remains as of June 30, 2024), from time to time at our request, at prices based on the current market price; (ii) in November 2022, we entered into an “at-the-market offering” for up to $6.5 million shares of our common stock (of which $6.2 million remains as of June 30, 2024), that may be offered and sold under a controlled equity offering agreement between us and Cantor, (iii) we are party to the management services agreement with PAVmed (which was amended most recently in March 2024), pursuant to which PAVmed may elect to receive payment of the monthly fee under the management services agreement in cash or in shares of our common stock, with such shares valued at a price based on the current market price; and (iv) in November 2022, we entered into a payroll and benefits expense reimbursement agreement with PAVmed, pursuant to which PAVmed will continue to pay certain payroll and benefit-related expenses on our behalf and we will reimburse PAVmed on a quarterly basis or at such other frequency as the parties may determine, in cash or, subject to approval by our board of directors and the board of directors of PAVmed, in shares of our common stock, or in a combination of cash and shares, with any such shares valued at a price based on the current market price.

Any issuance of these shares will dilute our other equity holders, which could cause the price of our common stock to decline. In addition, the sale of these shares in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock.

Raising additional capital funding may result in substantial dilution to our stockholders or otherwise impair the value of our common stock.

We may seek to raise required additional capital through public or private equity or debt offerings, through loans, through arrangements with strategic partners or through other sources.

To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock. Any additional shares of our common stock or other securities convertible into or exchangeable for our common stock may be sold at prices lower (or higher) than the price paid by purchasers in this offering. Furthermore, sales of a substantial number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

To the extent we raise additional capital by issuing debt securities or incurring loans, the holders of such securities or loans will have priority in payment over the holders of our equity securities. In addition, the terms of those debt securities or loan arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility, including restricting our ability to pursue our business strategy, and could also require us to incur substantial interest expense.

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USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

THE PRIVATE PLACEMENT

On March 13, 2024, we entered into subscription agreements (each, a “Series B Subscription Agreement”) and exchange agreements (each, a “Series B Exchange Agreement”) with certain accredited investors (collectively, the “Series B Investors”), which agreements provided for (i) the sale to the Series B Investors of 12,495 shares of Series B Preferred Stock, at a purchase price of $1,000 per share, and (ii) the exchange by the Series B Investors of 13,625 shares of our Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and 10,670 shares of our Series A-1 Convertible Preferred Stock, par value $0.001 per share (the “Series A-1 Preferred Stock”), held by them for 31,790 shares of Series B Preferred Stock (collectively, the “Series B Offering and Exchange”). Prior to the execution of the Series B Subscription Agreements and the Series B Exchange Agreements, we entered into subscription agreements with certain of the Series B Investors providing for the sale to such investors of 5,670 shares of Series A-1 Preferred Stock, at a purchase price of $1,000 per share, which shares the investors immediately agreed to exchange for shares of Series B Preferred Stock pursuant to the Series B Exchange Agreements (and are included in the 10,670 shares of Series A-1 Preferred Stock set forth above). Immediately after the transactions, we had no shares of Series A Preferred Stock or Series A-1 Preferred Stock outstanding and had 44,285 shares of Series B Preferred Stock outstanding.

Effective as of May 1, 2024, we entered into subscription agreements (each, a “Series B-1 Subscription Agreement”) with certain accredited investors (collectively, the “Series B-1 Investors”), which agreements provided for the sale to the Series B-1 Investors of approximately 11,634 shares of Series B-1 Preferred Stock, at a purchase price of $1,000 per share (the “Series B-1 Offering”).

In connection with the sale of the Series B Preferred Stock, on March 13, 2024, we filed a Certificate of Designation of Preferences, Rights and Limitations of the Series B Preferred Stock with the Secretary of State of the State of Delaware (the “Series B Certificate of Designations”). In connection with the sale of the Series B-1 Preferred Stock, on May 6, 2024, we filed a Certificate of Designation of Preferences, Rights and Limitations of the Series B-1 Preferred Stock with the Secretary of State of the State of Delaware (the “Series B-1 Certificate of Designations,” and together with the Series B Certificate of Designations, the “Certificates of Designations”).

The key terms of the Preferred Stock are as follows:

Conversion. Each share of Preferred Stock is convertible at the option of the holder, from and after the six-month anniversary of its issuance, subject to the beneficial ownership and primary market limitations described below, into such number of shares of our common stock as is equal to the number of shares of Preferred Stock to be converted, multiplied by the stated value of $1,000 (the “Stated Value”), divided by the conversion price in effect at the time of the conversion. The initial conversion price is $1.2444 (in the case of the Series B Preferred Stock) or $0.7228 (in the case of the Series B-1 Preferred Stock), subject to adjustment in the event of stock splits, stock dividends, and similar transactions. In addition, the Preferred Stock will automatically convert into shares of our common stock, subject to the beneficial ownership and primary market limitations described below, (i) on March 13, 2026 (in the case of the Series B Preferred Stock) or May 6, 2026 (in the case of the Series B-1 Preferred Stock), (ii) upon the consummation of certain fundamental transactions, or (iii) with respect to the shares of Series B Preferred Stock initially issued under the Series B Exchange Agreements (the “Exchanged Series B Preferred Stock”), at our election at any time after the six-month anniversary of the issuance of such shares of Exchanged Series B Preferred Stock, upon written notice given to the holders of such shares, if the VWAP of our common stock has been at least $8.00 per share (subject to adjustment in the event of stock splits, stock dividends, and similar transactions) on 20 out of 30 consecutive trading days ending within 15 trading days prior to the date on which such notice is given (subject to certain limited exceptions) (a “VWAP-Based Mandatory Conversion Event”).

Rank. The Preferred Stock will be senior to our common stock and any other class of our capital stock that is not by its terms senior to or pari passu with the Preferred Stock. The Series B Preferred Stock and Series B-1 Preferred Stock are pari passu with respect to each other.

Dividends. The holders of Preferred Stock will be entitled to dividends payable as follows: (i) a number of shares of our common stock equal to 20% of the number of shares of our common stock issuable upon conversion of the Preferred Stock then held by such holder on March 13, 2025 (in the case of the Series B Preferred Stock) or May 6, 2025 (in the case of the Series B-1 Preferred Stock), and (ii) a number of shares of our common stock equal to 20% of the number of shares of our common stock issuable upon conversion of the Preferred Stock then held by such Holder on March 13, 2026 (in the case of the Series B Preferred Stock) or May 6, 2026 (in the case of the Series B-1 Preferred Stock).

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A holder that converts its Preferred Stock prior to March 13, 2025 or March 13, 2026 (in the case of the Series B Preferred Stock) or May 6, 2025 or May 6, 2026 (in the case of the Series B-1 Preferred Stock) will not receive the dividend that accrues on such date with respect to such converted Preferred Stock, other than, with respect to the Exchanged Series B Preferred Stock, in the case where a VWAP-Based Mandatory Conversion Event is triggered during the 90-day period preceding any dividend date. In that case, the holders of shares of Exchanged Series B Preferred Stock subject to the VWAP-Based Mandatory Conversion Event will be treated as owning such shares on the dividend date and will participate in the dividend with respect to such shares. In addition, the dividends will be accelerated and paid (to the extent not previously paid) upon the consummation of certain fundamental transactions.

The holders of the Preferred Stock also will be entitled to dividends equal, on an as-if-converted to shares of our common stock basis, to and in the same form as dividends actually paid on shares of our common stock when, as, and if such dividends are paid on shares of our common stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company (or any Deemed Liquidation Event as defined in the Certificates of Designation), the holders of shares of Preferred Stock then outstanding will be entitled to be paid out of our assets available for distribution to our stockholders, before any payment shall be made to the holders of our common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Stated Value, plus any dividends accrued but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into our common stock immediately prior to such event.

Voting. On any matter to be acted upon or considered by our stockholders, each holder shall be entitled to vote on an “as converted” basis (after applying the beneficial ownership and primary market limitations described below). In the case of the Series B-1 Preferred Stock, the conversion price will be deemed, solely for the purpose of voting, to be no less than the “Minimum Price” as defined in the rules of Nasdaq.

Beneficial Ownership Limitation. The Company will not effect any conversion of the Preferred Stock, and a holder will not have the right to receive dividends or convert any portion of the Preferred Stock, to the extent that, after giving effect to the receipt of dividends or the conversion, the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of our outstanding common stock (or, upon election of the holder, 9.99% of our outstanding common stock) (the “Maximum Percentage”).

Exchange Limitation. Unless the approval of our stockholders is not required by the applicable rules of Nasdaq for issuances of our common stock in excess of 19.99% of the outstanding common stock as of March 13, 2024 (or, if earlier, the date of the definitive agreement for any transaction aggregated with the sale of the Preferred Stock) (the “Market Limit”), or unless we have obtained such approval, we shall not effect any conversion of the Preferred Stock, including, without limitation, any automatic conversion, and a holder shall not have the right to receive dividends on or convert any portion of the Preferred Stock, to the extent that, after giving effect to the receipt of our common stock in connection with such dividends or conversion, the holder would have received in excess of its pro rata share of the Market Limit. Accordingly, at our Annual Meeting to be held on July 23, 2024, stockholders will vote on a proposal to approve the issuance of shares of the Company’s common stock under the Preferred Stock in excess of the Market Limit. PAVmed, as the holder of voting control over a majority of the Company’s capital stock, can control the outcome of this proposal. PAVmed has agreed to vote in favor of the proposal

We also executed a registration rights agreement with the Series B Investors and a registration rights agreement with the Series B-1 Investors (together, the “Registration Rights Agreements”), pursuant to which we agreed to file a registration statement covering the resale of the shares of common stock issuable pursuant to the Preferred Stock. We filed the registration statement of which this prospectus forms a part in satisfaction of the obligations contained in the Registration Rights Agreements.

If the holders of the Preferred Stock had elected to convert the shares of Preferred Stock in full on June 30, 2024, we would have issued 51,682,496 shares of our common stock to the holders. If the holders of the Preferred Stock continue to hold all their shares of Preferred Stock through its automatic conversion date, we anticipate that we will issue 72,355,496 shares of our common stock to the holders, including shares issued in payment of dividends. The issuance of these shares will dilute our other equity holders, which could cause the price of our common stock to decline.

The foregoing is only a summary of the material terms of the Series B Subscription Agreement, the Series B-1 Subscription Agreement, the Certificates of Designations and the Registration Rights Agreements, and does not purport to be a complete description of the rights and obligations of the parties thereunder. Such summary is qualified in its entirety by reference to the full text of the Series B Subscription Agreement, the Series B-1 Subscription Agreement, the Certificates of Designations and the Registration Rights Agreements, which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

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SELLING STOCKHOLDERS

This prospectus relates to the potential offer and sale from time to time of up to 72,355,496 shares of our common stock by the selling stockholders. The term “selling stockholders,” as used in this prospectus, includes the persons and entities listed in the table below, as well as their respective pledgees, donees, transferees, assignees, successors and others who later come to hold any interests in shares of our common stock offered by this prospectus other than through a public sale.

In accordance with the terms of the Registration Rights Agreements, this prospectus covers the shares of common stock issuable upon conversion of the Preferred Stock, as well as the shares of common stock issuable in payment of dividends on the Preferred Stock. Because the selling stockholders are entitled to dividends only if they continue to hold the Preferred Stock through the applicable dividend payment date, the number of shares that will actually be issued to the selling stockholders may be less than the number of shares being offered by this prospectus. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. For additional information regarding the issuance and terms of the Preferred Stock, see “The Private Placement” above.

The table below lists each selling stockholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of shares of common stock by such selling stockholder. Except for the ownership of our securities or as described in the footnotes to the table below, no selling stockholder has had any material relationship with us within the past three years.

The second column of the table lists the number of shares of common stock beneficially owned by each selling stockholder, based on such selling stockholder’s ownership of shares of common stock as of June 30, 2024. Because the Preferred Stock is not convertible until six months after its issuance, the beneficial ownership does not include the shares of common stock underlying the Preferred Stock held by each selling stockholder. Furthermore, under the Certificates of Designations, no selling stockholder may convert its Preferred Stock to the extent such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed the Maximum Percentage or, unless stockholder approval is obtained, to the extent the selling stockholder would have received in excess of its pro rata share of the Market Limit.

The third column of the table lists the shares of common stock being offered by this prospectus by each selling stockholder. Such amount includes all shares issuable upon conversion of, and in payment of dividends on, the Preferred Stock held by such selling stockholder, and does not take account of the Maximum Percentage or the Market Limit. As a result, the shares of common stock offered by this prospectus exceed the number of shares of common stock beneficially owned by each selling stockholder as of June 30, 2024.

The fourth column of the table assumes the sale of all the shares offered by each selling stockholder pursuant to this prospectus.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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	Beneficial Ownership Before the Offering (1)			Maximum Number of Shares which may be offered pursuant to this Offering	Beneficial Ownership After Offering (1)
Name and Address of Holder (2)	Number of Shares		%	Number of Shares	Number of Shares	%
Scopia Holdings LLC(3)	—	(4)	0.00	28,263,488	—	0.00
Tasso Partners, LLC(5)	—	(6)	0.00	24,418,997	—	0.00
THRIII Trusts(7)	—	(8)	0.00	5,695,690	—	0.00
NuDay Capital, LLC(9)	—	(10)	0.00	4,283,028	—	0.00
1776 Fund, LLC(11)	—	(12)	0.00	2,905,369	—	0.00
Zac Wydra(13)	—	(14)	0.00	2,100,000	—	0.00
Tom & Margaret Roberts Family Trust(15)	—	(16)	0.00	1,936,913	—	0.00
DSN Ventures LLC(17)	—	(18)	0.00	1,557,057	—	0.00
David S. Nagelberg 2003 Revocable Trust(19)	—	(20)	0.00	562,520	—	0.00
Marc Gerdisch(21)	—	(22)	0.00	246,384	—	0.00
Other Preferred Stock Investors(23)	—	(24)	0.00	386,050	—	0.00

(1)	Applicable percentage ownership is based on 53,242,385 shares of our common stock outstanding as of June 30, 2024, and based on 125,597,881 shares of our common stock outstanding after the offering.

(2)	Except as otherwise set forth below, the address of each beneficial holder is c/o Lucid Diagnostics Inc., 360 Madison Ave., 25th Fl., New York, NY 10017.

(3)	Matthew Sirovich may be deemed to control Scopia Holdings LLC (“Scopia”) and therefore may be deemed to beneficially own the shares of common stock held by Scopia. The business address of Scopia and Mr. Sirovich is 152 W. 57th St., 33rd Floor, New York, NY 10019.

(4)	This amount excludes 20,188,206 shares issuable upon conversion of the Preferred Stock held by Scopia, as the Preferred Stock is not convertible until six months after its issuance. after giving effect to the Maximum Percentage and the Market Limit. This amount also excludes 8,075,282 shares issuable in payment of annual dividends on the Preferred Stock held by Scopia. Upon the Preferred Stock becoming convertible, it will remain subject to the Maximum Percentage and, unless stockholder approval is obtained, the Market Limit. As a result of the foregoing, the number of shares offered by Scopia pursuant to this prospectus exceeds the beneficial ownership of Scopia as of June 30, 2024.

(5)	Dana Carrera may be deemed to control Tasso Partners, LLC (“Tasso”) and therefore may be deemed to beneficially own the shares of common stock held by Tasso. The business address of Tasso and Ms. Carrera is P.O. Box 503, Rumson, NJ 07760.

(6)	This amount excludes 17,442,141 shares issuable upon conversion of the Preferred Stock held by Tasso, as the Preferred Stock is not convertible until six months after its issuance. after giving effect to the Maximum Percentage and the Market Limit. This amount also excludes 6,976,856 shares issuable in payment of annual dividends on the Preferred Stock held by Tasso. Upon the Preferred Stock becoming convertible, it will remain subject to the Maximum Percentage and, unless stockholder approval is obtained, the Market Limit. As a result of the foregoing, the number of shares offered by Tasso pursuant to this prospectus exceeds the beneficial ownership of Tasso as of June 30, 2024.

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(7)	Thomas H. Roberts III may be deemed to control the Thomas H Roberts III 12/21/67 Trust and the Thomas H Roberts III 1983 Charitable Trust (collectively, the “THRIII Trusts”) and therefore may be deemed to beneficially own the shares of common stock held by the THRIII Trusts.

(8)	This amount excludes 4,068,350 shares issuable upon conversion of the Preferred Stock held by the THRIII Trusts, as the Preferred Stock is not convertible until six months after its issuance. This amount also excludes 1,627,340 shares issuable in payment of annual dividends on the Preferred Stock held by the THRIII Trusts. Upon the Preferred Stock becoming convertible, it will remain subject to the Maximum Percentage and, unless stockholder approval is obtained, the Market Limit. As a result of the foregoing, the number of shares offered by the THRIII Trusts pursuant to this prospectus exceeds the beneficial ownership of the THRIII Trusts as of June 30, 2024.

(9)	Dennis Herrera may be deemed to control NuDay Capital, LLC (“NuDay”) and therefore may be deemed to beneficially own the shares of common stock held by NuDay. The business address of NuDay and Mr. Herrera is 1412 Broadway, 21st Fl., New York, NY 10118.

(10)	This amount excludes 3,059,306 shares issuable upon conversion of the Preferred Stock held by NuDay, as the Preferred Stock is not convertible until six months after its issuance. after giving effect to the Maximum Percentage and the Market Limit. This amount also excludes 1,223,722 shares issuable in payment of annual dividends on the Preferred Stock held by NuDay. Upon the Preferred Stock becoming convertible, it will remain subject to the Maximum Percentage and, unless stockholder approval is obtained, the Market Limit. As a result of the foregoing, the number of shares offered by NuDay pursuant to this prospectus exceeds the beneficial ownership of NuDay as of June 30, 2024.

(11)	The business address of the 1776 Fund, LLC Class LD (the “1776 Fund”) is P.O. Box 669, New Albany, OH 43054.

(12)	This amount excludes 2,075,263 shares issuable upon conversion of the Preferred Stock held by the 1776 Fund, as the Preferred Stock is not convertible until six months after its issuance. This amount also excludes 830,106 shares issuable in payment of annual dividends on the Preferred Stock held by the 1776 Fund. Upon the Preferred Stock becoming convertible, it will remain subject to the Maximum Percentage and, unless stockholder approval is obtained, the Market Limit. As a result of the foregoing, the number of shares offered by the 1776 Fund exceeds the beneficial ownership of the 1776 Fund as of June 30, 2024.

(13)	The business address of Zac Wydra is 399 Park Ave., 27th Fl., New York, NY 10022. Mr. Wydra is affiliated with a broker-dealer. Mr. Wydra has certified to us that he purchased the Preferred Stock in the ordinary course of business, and at the time of the purchase of the Preferred Stock, he had no agreements or understandings, direct or indirect, with any person to distribute the shares offered by this prospectus. Mr. Wydra is the managing of the general partner of a fund that owns shares of common stock of PAVmed.

(14)	This amount excludes 1,500,000 shares issuable upon conversion of the Preferred Stock held by Mr. Wydra, as the Preferred Stock is not convertible until six months after its issuance. This amount also excludes 600,000 shares issuable in payment of annual dividends on the Preferred Stock held by Mr. Wydra. Upon the Preferred Stock becoming convertible, it will remain subject to the Maximum Percentage and, unless stockholder approval is obtained, the Market Limit. As a result of the foregoing, the number of shares offered by Mr. Wydra pursuant to this prospectus exceeds the beneficial ownership of Mr. Wydra as of June 30, 2024.

(15)	Thomas J. Jordan may be deemed to control the Tom & Margaret Roberts Family Trust (the “Roberts Family Trust”) and therefore may be deemed to beneficially own the shares of common stock held by the Roberts Family Trust.

(16)	This amount excludes 1,383,509 shares issuable upon conversion of the Preferred Stock held by the Roberts Family Trust, as the Preferred Stock is not convertible until six months after its issuance. This amount also excludes 553,404 shares issuable in payment of annual dividends on the Preferred Stock held by the Roberts Family Trust. Upon the Preferred Stock becoming convertible, it will remain subject to the Maximum Percentage and, unless stockholder approval is obtained, the Market Limit. As a result of the foregoing, the number of shares offered by the Roberts Family Trust pursuant to this prospectus exceeds the beneficial ownership of the Roberts Family Trust as of June 30, 2024.

(17)	David S. Nagelberg may be deemed to control DSN Ventures LLC (“DSN Ventures”) and therefore may be deemed to beneficially own the shares of common stock held by DSN Ventures.

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(18)	This amount excludes 1,112,183 shares issuable upon conversion of the Preferred Stock held by DSN Ventures, as the Preferred Stock is not convertible until six months after its issuance. This amount also excludes 444,874 shares issuable in payment of annual dividends on the Preferred Stock held by DSN Ventures. Upon the Preferred Stock becoming convertible, it will remain subject to the Maximum Percentage and, unless stockholder approval is obtained, the Market Limit. As a result of the foregoing, the number of shares offered by DSN Ventures exceeds the beneficial ownership of DSN Ventures as of June 30, 2024.

(19)	David S. Nagelberg may be deemed to control the David S. Nagelberg 2003 Revocable Trust UA 07-02-03 (the “Nagelberg Trust”) and therefore may be deemed to beneficially own the shares of common stock held by the Nagelberg Trust.

(20)	This amount excludes 401,800 shares issuable upon conversion of the Preferred Stock held by the Nagelberg Trust, as the Preferred Stock is not convertible until six months after its issuance. This amount also excludes 160,720 shares issuable in payment of annual dividends on the Preferred Stock held by the Nagelberg Trust. Upon the Preferred Stock becoming convertible, it will remain subject to the Maximum Percentage and, unless stockholder approval is obtained, the Market Limit. As a result of the foregoing, the number of shares offered by the Nagelberg Trust exceeds the beneficial ownership of the Nagelberg Trust as of June 30, 2024.

(21)	The business address of Marc Gerdisch is 8051 S. Emerson Ave., Indianapolis, IN 46237.

(22)	This amount excludes 175,988 shares issuable upon conversion of the Preferred Stock held by Mr. Gerdisch, as the Preferred Stock is not convertible until six months after its issuance. This amount also excludes 70,396 shares issuable in payment of annual dividends on the Preferred Stock held by Mr. Gerdisch. Upon the Preferred Stock becoming convertible, it will remain subject to the Maximum Percentage and, unless stockholder approval is obtained, the Market Limit. As a result of the foregoing, the number of shares offered by Mr. Gerdisch pursuant to this prospectus exceeds the beneficial ownership of Mr. Gerdisch as of June 30, 2024.

(23)	The shares of common stock issuable upon conversion of, and in payment of dividends on, the Preferred Stock owned by the other Series B Investors and Series B-1 Investors represent less than 1% of our shares of common stock outstanding as of June 30, 2024. Certain of these Series B-1 Investors are associated with a broker-dealer. Each of these individuals has certified to us that he or she purchased the Preferred Stock in the ordinary course of business, and at the time of the purchase of the Preferred Stock, he or she had no agreements or understandings, direct or indirect, with any person to distribute the shares offered by this prospectus.

(24)	This amount excludes 275,750 shares issuable upon conversion of the Preferred Stock held by the other Series B Investors and Series B-1 Investors, as the Preferred Stock is not convertible until six months after its issuance. This amount also excludes 110,300 shares issuable in payment of annual dividends on the Preferred Stock held by the other Series B Investors and Series B-1 Investors. Upon the Preferred Stock becoming convertible, it will remain subject to the Maximum Percentage and, unless stockholder approval is obtained, the Market Limit. As a result of the foregoing, the number of shares offered by the other Series B Investors and Series B-1 Investors pursuant to this prospectus exceeds the beneficial ownership of the other Series B Investors and Series B-1 Investors as of June 30, 2024.

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PLAN OF DISTRIBUTION OF SECURITIES

We are registering the shares of common stock issuable upon conversion of, and in payment of dividends on, the Preferred Stock in order to permit the resale of these shares of common stock by the holders of the Preferred Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

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The selling stockholders may pledge or grant a security interest in some or all of the Preferred Stock or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreements, estimated to be $ 69,830 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling stockholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against certain liabilities, including liabilities under the Securities Act, or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “LUCD.”

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LEGAL MATTERS

The legality of the securities offered by this prospectus has been passed upon by Graubard Miller, New York, New York.

EXPERTS

The consolidated financial statements of Lucid Diagnostics Inc. and Subsidiaries as of December 31, 2023 and 2022 and for the years then ended, which are incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023, have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm (which report includes an explanatory paragraph as to the Company’s ability to continue as a going concern), given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above.

Statements contained in this prospectus regarding the contents of any contract or other document that is filed as an exhibit to the registration statement or any SEC filing incorporated by reference in the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement or any SEC filing incorporated by reference in the registration statement.

The registration statement and our SEC filings, including the documents referred to below under “Information Incorporated by Reference,” are also available on our website, www.luciddx.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below, all filings we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after effectiveness of such registration statement and prior to the sale of all of the securities offered hereby:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on March 25, 2024, including the information specifically incorporated by reference into such report from our Definitive Proxy Statement on Schedule 14A filed on April 29, 2024.

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed on May 13, 2024.

●	Our Current Reports on Form 8-K filed on January 30, 2024, March 14, 2024, May 7, 2024, May 24, 2024, and June 21, 2024.

●	The description of our common stock contained in the Form 8-A registering our common stock under Section 12(b) of the Exchange Act, filed on October 12, 2021, as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on March 25, 2024.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC and incorporated by reference herein will automatically update and supersede the information contained in this prospectus and in any document previously incorporated by reference in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of the documents incorporated by reference in this prospectus, without charge, upon written or oral request directed to Lucid Diagnostics Inc., 360 Madison Avenue, 25th Floor, New York, New York 10017, telephone number (917) 813-1828. You may also access the documents incorporated by reference as described under “Where You Can Find More Information.”

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72,355,496 Shares

Lucid Diagnostics Inc.

Common Stock

PROSPECTUS

                  , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the sale of the securities being registered hereby, are as follows:

SEC registration fee	$8,330
Accounting fees and expenses	$25,000
Legal fees and expenses	$30,000
Transfer agent fees and expenses	$—
Miscellaneous expenses	$6,500
Total	$69,830

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Company Law, concerning indemnification of directors, officers and other persons, is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

“(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

“(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

“(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

“(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

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“(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

“(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

“(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

“(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

“(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

“(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

“(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

II-2

Our amended and restated certificate of incorporation provide that all persons whom we have the power to indemnify under Delaware law, including our directors and officers, shall be entitled to be indemnified by us to the fullest extent permitted by Delaware law. Paragraph B of Article Seventh of our certificate of incorporation provides as follows:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Furthermore, our amended and restated bylaws provide for (i) indemnification of any person party to or threatened to be made party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; (ii) payment or reimbursement by us of expenses incurred by any current or former officer or director in advance of the final disposition of any such action, suit or proceeding; and (iii) our power to purchase insurance to protect any person who is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

In addition, we have entered into, and intend to continue to enter into, indemnification agreements with our directors and officers. Additionally, in accordance with our amended and restated bylaws, we have acquired directors’ and officers’ insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits

A list of the exhibits required by Item 601 of Regulation S-K to be filed as part of this registration statement is set forth in the Exhibit Index on page II-6.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

II-3

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in New York, New York on July 12, 2024.

LUCID DIAGNOSTICS INC.

By:	/s/ Lishan Aklog, M.D.
Name:	Lishan Aklog, M.D.
Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ Lishan Aklog, M.D.	Chairman of the Board and Chief Executive Officer	July 12, 2024
	Lishan Aklog, M.D.	(Principal Executive Officer)

By:	/s/ Dennis M. McGrath	Chief Financial Officer (Principal Financial Officer	July 12, 2024
	Dennis M. McGrath	and Principal Accounting Officer)

By:	*	Vice Chairman and Director	July 12, 2024
Stanley N. Lapidus

By:	*	Director	July 12, 2024
James L. Cox, M.D.

By:	*	Director	July 12, 2024
Dennis A. Matheis

By:	*	Director	July 12, 2024
Jacque J. Sokolov, M.D.

By:	*	Director	July 12, 2024
Ronal M. Sparks

By:	*	Director	July 12, 2024
Debra J. White

*	By:	/s/ Lishan Aklog, M.D.
Lishan Aklog, M.D., as attorney-in-fact

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EXHIBIT INDEX

		Incorporation by Reference
Exhibit No.	Description	Form	Exhibit No.	Date
3.1.1	Amended and Restated Certificate of Incorporation.	S-1/A	3.1	10/7/21
3.1.2	Amendment to Amended and Restated Certificate of Incorporation.	8-K	3.1	6/21/23
3.1.3	Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock.	8-K	3.1	3/14/24
3.1.4	Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Preferred Stock.	8-K	3.1	5/7/24
3.2	Amended and Restated Bylaws.	S-1/A	3.2	10/7/21
4.1	Specimen Common Stock Certificate.	S-1/A	4.1	10/7/21
5.1	Opinion of Graubard Miller.	*
10.1	Form of Exchange Agreement for Series B Preferred Stock offering.	8-K	10.1	3/14/24
10.2	Form of Registration Rights Agreement for Series B Preferred Stock offering.	8-K	10.2	3/14/24
10.3	Form of Registration Rights Agreement for Series B-1 Preferred Stock offering.	8-K	10.1	5/7/24
10.4	Form of Subscription Agreement for the Series B Preferred Stock offering.	+
10.5	Form of Subscription Agreement for the Series B-1 Preferred Stock offering.	+
23.1	Consent of Marcum LLP.	+
23.2	Consent of Graubard Miller (included in Exhibit 5.1).	*
24.1	Power of Attorney (included on signature page).	*
107	Filing Fee Table.	*

+	Filed herewith.
*	Previously filed.

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